UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15
    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
     FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                ACT OF 1934.

                                     Commission File Number      0-22394
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                        First Financial Bancorp, Inc.
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           (Exact name of registrant as specified in its charter)

     121 East Locust Street, Belvidere, Illinois 61008    (815) 544-3167
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   Common Stock, $.10 par value per share
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          (Title of each class of securities covered by this Form)

                                    None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in this box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      /X/       Rule 12h-3(b)(1)(i)      / /
        Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(1)(ii)     / /
        Rules 12g-4(a)(2)(i)     / /       Rule 12h-3(b)(2)(ii)     / /
        Rule 12g-4(a)(2)(ii)     / /       Rule 12h-3(b)(2)(ii)     / /
                                           Rule 15d-6               /X/
        Approximate number of holders of record as of the certification
   or notice date:       1
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        Pursuant to the requirements of the Securities Exchange Act of
   1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification to be signed on its behalf by the undersigned duly authorized person.

   Date:    September 3, 1998                /s/ Steven C. Derr
          ---------------------          --------------------------------
                                         By:     Steven C. Derr
                                         Title:  President and Chief
                                                 Executive Officer





   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

   SEC 2069 (8-93)